EXHIBIT 23.1


                          Independent Auditors' Consent

The Board of Directors
The Great Train Store Company:

We consent to the incorporation by reference in the registration statements on Form S-8 ( Nos. 33-82626 and 333-10427) of The Great Train Store Company of our report dated February 4, 1997, except as to note 3 which is as of March 19, 1997, relating to the consolidated balance sheet of The Great Train Store Company and subsidiaries as of December 28, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 30, 1995 and December 28, 1996, which report appears in the December 28, 1996 annual report on Form 10-KSB of The Great Train Store Company.


                                     /s/ KPMG Peat Marwick LLP

Dallas, Texas
March 21, 1997